Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO TAX RECEIVABLE AGREEMENT

Amendment, dated as of October 16, 2025 (this “Amendment”), among Bakkt Holdings, Inc., a Delaware corporation (the “Corporate Taxpayer”), and each of the other persons from time to time party hereto (collectively, the “Parties”), to the Tax Receivable Agreement, dated as of October 15, 2021 (as amended or otherwise modified prior to the execution and delivery of this Amendment, the “Agreement”), pursuant to which the parties thereto agreed to the allocation of certain payments due in connection with Exchanges as provided in the Agreement. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Agreement.

W I T N E S S E T H

WHEREAS, promptly following the execution and delivery of this Amendment, the Corporate Taxpayer will publicly announce a reorganization of certain of its entities that, if consummated, will result in the elimination of its umbrella partnership-C-corporation structure and the Corporate Taxpayer becoming a wholly owned subsidiary of a new holding company that will replace the Corporate Taxpayer as the public company trading on the New York Stock Exchange (the “Up-C Collapse”);

WHEREAS, the Parties acknowledge and agree that the Up-C Collapse will constitute a Change of Control under the Agreement, resulting in all obligations under the Agreement being accelerated and calculated in accordance with Section 4.1(c) of the Agreement;

WHEREAS, the Parties hereby desire to make certain amendments to the Agreement, in each case to be effective only immediately prior and subject to the consummation of the Up-C Collapse;

WHEREAS, all of the participating members of the audit committee of the board of directors of the Corporate Taxpayer, which are disinterested, have approved the Up-C Collapse and the transactions contemplated thereby, including this Amendment, in accordance with the Corporate Taxpayer’s related person transactions policy; and

WHEREAS, a majority of the disinterested members of the board of directors of the Corporate Taxpayer has approved the Up-C Collapse and the transactions contemplated thereby, including this Amendment.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Amendments to Section 1.1 of the Agreement.

(a) The definition of “Early Termination Rate” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Early Termination Rate” means 18% per annum, compounded annually.

(b) The following definition is hereby added to Section 1.1 of the Agreement in proper alphabetical order:

“Majority TRA Parties” means Intercontinental Exchange Holdings, Inc. (“ICE”) and Akshay Sudhir Naheta.

2. Amendments to Section 4.3 of the Agreement.

(a) Paragraph (b) of Section 4.3 of the Agreement shall be deleted in its entirety and replaced with the following:

“(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Date (which, for the avoidance of doubt, shall be the date on which the Change of Control is consummated in the event of a Change of Control), of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that (i) the Valuation Assumptions in respect of such TRA Party are applied and (ii) for each Taxable Year, the Tax Benefit Payment is paid on the due date (including extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer; provided, in no event shall the amount of an Early Termination Payment made to a Majority TRA Party exceed the applicable Early Termination Payment Cap. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Common Units as of the Early Termination Date.”

(b) Paragraph (c) shall be added to Section 4.3 of the Agreement as follows:

“(c) Early Termination Payment Cap” means, in respect of a Majority TRA Party, the amount of an applicable Early Termination Payment in respect of such Majority TRA Party, calculated as if the applicable Early Termination Date is the date hereof.

3. Effective Time. This Amendment shall only be effective immediately prior and subject to the consummation of the Up-C Collapse, in which case, except as contemplated hereby, all other terms and provisions of the Agreement shall remain in full force and effect. For the avoidance of doubt, if the Up-C Collapse is not consummated for any reason whatsoever, the Agreement shall remain unamended and in full force and effect.

4. Consent. Pursuant to Section 7.6(b) of the Agreement, each of ICE and Akshay Sudhir Naheta hereby provide their written consent to amend the Agreement in accordance with the terms hereof, in each case subject to Section 3 of this Amendment. The Corporate Taxpayer and ICE further agree that the foregoing consent shall also constitute ICE’s written consent in respect of the Up-C Collapse (and not in respect of any Termination Transaction other than the Up-C Collapse) pursuant to Section 10.8 of the Third Amended and Restated Limited Liability Company Agreement of Opco dated as of October 15, 2021, as amended, restated and/or amended and restated prior to the execution and delivery of this Amendment, including as amended as of April 26, 2024.

5. Further Assurances. Subject to the terms and conditions of this Amendment, each Party hereby agrees to promptly execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such documents and other instruments, and to take, or cause to be taken, such further actions, in each case, as may be reasonably required to carry out the provisions of this Amendment.

6. Miscellaneous. Sections 7.2, 7.4 through 7.9, 7.12, 7.13, 7.14 and 7.15 of the Agreement shall apply to this Amendment, mutatis mutandis. No amendment to the Agreement shall be required to the extent any entity becomes a successor of any of the parties thereto.

[Signature pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the undersigned as of the date first above written.

BAKKT HOLDINGS, INC.

By:	/s/ Marc D’Annunzio
Name: Marc D’Annunzio
Title: General Counsel

INTERCONTINENTAL EXCHANGE HOLDINGS, INC.

By:	/s/ Andrew Surdykowski
Name: Andrew Surdykowski Title: General Counsel

AKSHAY SUDHIR NAHETA

By:	/s/ Akshay Sudhir Naheta
Akshay Sudhir Naheta

[Signature Page to Amendment to Tax Receivable Agreement]